DocuSign Envelope ID: A08ACE10-D4B7-4741-94F8-59409C063718

TRAQIQ, INC.

ADDENDUM NO. 3 TO 6% CONVERTIBLE PROMISSORY NOTE

This is an Addendum to the 6% Convertible Promissory Note dated July 17, 2017 (the "Note"), issued by maker TraqIQ, Inc., to Donald P. Hateley ("Payee"), in the principal amount of $56,077, which bears interest at the simple interest rate of 6% per annum payable. The Note was originally due on January 15, 2018 and the parties first extended it to April 30, 2018 and then again until June 30, 2018.

The parties desire to rollover the Note and extend the maturity date of the Note from June 30, 2018 to December 31, 2018 (the "Maturity Date"), upon the same terms and conditions set forth in the Note.

The parties hereby agree that the amount of interest now due on December 31, 2018 will be $4,905, together with the original principal amount of $56,077, for a new total payment of $60,982 due on the Maturity Date. All other terms and conditions of the Note remain the same.

Dated: November 26, 2018

MAKER:

TRAQIQ, INC.

DocuSigned by:

By: Ajay Sikka

Name: Ajay Sikka

Title: President and CEO

PAYEE:

DocuSigned by:

By: Donald P. Hateley

Name: Donald P. Hateley